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                                                                    EXHIBIT 99.1

           PAIRGAIN TECHNOLOGIES, INC. 14402 Franklin Avenue    Tel 714.832.9922
                                       Tustin, CA  92780-7013   Fax 714.832.9924

                                    N   E   W   S      R   E   L   E   A   S   E

FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION:
   CLOSE OF MARKET 12/3/98
                                            Charles McBrayer
                                            Kim Gower
                                            714-832-9922


                   PAIRGAIN ANNOUNCES APPOINTMENT OF NEW CEO;
                 COMPANY ALSO WARNS OF REDUCED EXPECTATIONS FOR
                               THE FOURTH QUARTER


        TUSTIN, CA --- (December 3, 1998) --- PairGain Technologies, Inc.

(NASDAQ: PAIR) today announced the appointment of Michael Pascoe to the position of President, Chief Executive Officer and a member of the Board of

Directors.  Mr. Pascoe's appointment results from the execution of a management succession plan adopted by PairGain's Board of Directors in

January 1998.

        Separately, the Company announced that as a result of continuing price erosion in the T1 access sector and the loss of primary supplier status at a regional Bell operating company for its HiGain T1 access products, it expects that both revenues and operating earnings for the fourth quarter will be significantly below current market expectations.  In addition, the Company plans to write-off approximately $1.5 million of a minority investment it holds in a privately-held telecommunications company to reflect that Company's current

                                    -MORE-

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                                                    PAIRGAIN ANNOUNCES NEW CEO/2
market value.

        Mr. Pascoe, 46, comes to PairGain from Newbridge Networks where his most recent position was President, Newbridge Networks - US and Executive

Vice President, North and South America.  He joined Newbridge in 1989 when it had fewer than 30 employees and was instrumental in building Newbridge from a startup to a $1.2 billion network systems equipment manufacturer to telecommunications service providers, worldwide.  He has extensive management experience in both the products and markets which PairGain has targeted for its future growth.  This includes a direct exposure to the development and marketing of managed access and core multi-service ATM systems, the evolution of carrier frame relay and IP services over these networks and the integration of these systems into the carriers' Operational

Support Systems.

        Chuck Strauch, who formerly held the CEO position, will remain as

Chairman of the Board of the Directors.  He played a key role in both developing the management succession plan and in recruiting  Mr. Pascoe as the new CEO.

Mr. Strauch will continue as an active member of PairGain's executive management team assisting  Mr. Pascoe in the transition, while continuing to develop and maintain high level customer relationships and playing an important role in developing the Company's strategic direction.  Mr. Strauch commented,

"This is exactly the right time for the right individual to lead PairGain back into a growth mode. Mike has been where we want to go. His in-depth experience

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                                                    PAIRGAIN ANNOUNCES NEW CEO/3


in sales and marketing responsible for pursuing worldwide markets is a huge plus for PairGain."

        Commenting on his new opportunity, Mr. Pascoe stated, "PairGain is ideally poised to benefit from the expected dramatic growth in the world's datacom markets.  While it's true there are currently pricing pressures in the company's market sector, the long-term potential for the company's markets are significant.  Global deregulation, the Internet and now E-commerce over the web are all underlying dynamics that will reshape our industry.  Broadband access using DSL technologies holds the key to the world's incumbent and emerging carriers' ability to tap into these markets. I am excited about becoming part of the PairGain team that will pursue those opportunities in these high growth markets."

        Howard Flagg, co-founder of PairGain, who formerly held the President's position, will become Executive Vice President - Business Development.  He will also assist Mike in the transition and concentrate his activities on acquisitions and new systems architecture. Both Howard and his fellow founder,

Ben Itri, Executive Vice President - Chief Technical Officer, will continue to be active members of the executive management team and remain as PairGain board members.

                                    -MORE-

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                                                    PAIRGAIN ANNOUNCES NEW CEO/4


        PairGain is a world leader in the design, manufacture and marketing of

DSL (Digital Subscriber Line) networking systems.  Service providers and private network operators worldwide use PairGain's products to deploy DSL-based services, such as high-speed Internet access, remote LAN access and enterprise LAN extensions over the existing infrastructure of copper telephones lines.

        For more than ten years, PairGain has been recognized as a technology leader and industry innovator.  The Company offers the widest range of HDSL,

ADSL and SDSL-based systems available.  Its product lines include HiGain(R)

T1/E1 access systems, small subscriber carrier systems, including PG-Flex(R)

and PG-Plus(TM), enterprise LAN systems and megabit access solutions, including the Avidia(TM) system, integrated access concentrator and Megabit Modems(TM).

Currently, well over 1,000,000 PairGain DSL nodes are installed in over 70 countries.

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EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, MATTERS DISCUSSED IN
THIS ANNOUNCEMENT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS INVOLVING RISK AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S CURRENT EXPECTATIONS. FOR EXAMPLE, ALTHOUGH THE COMPANY BELIEVES THAT WORLD TELECOM MARKETS WILL CONTINUE TO GROW, VARIOUS FACTORS INCLUDING WORLDWIDE RECESSIONARY FORCES COULD CURB THAT EXPECTED GROWTH. WHILE THE COMPANY BELIEVES THAT DSL TECHNOLOGIES WILL CONTINUE TO BE EMPLOYED IN THESE DATACOM MARKETS, THE COMPANY'S BUSINESS SECTOR CAN BE SIGNIFICANTLY AFFECTED BY RAPID TECHNOLOGICAL CHANGE AND PRODUCT OBSOLESCENCE. FINALLY, WHILE THE COMPANY DOES NOT BELIEVE THAT PRICING PRESSURES IN CERTAIN OF ITS PRODUCT SECTORS WILL CONTINUE INDEFINITELY, THE COMPANY OPERATES IN A FIERCELY COMPETITIVE ENVIRONMENT AND IT IS IMPOSSIBLE TO PREDICT WHEN THOSE PRESSURES WILL RELENT. A MORE COMPLETE DESCRIPTION OF THE ECONOMIC, COMPETITIVE, GOVERNMENTAL AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, MARKETS, PRODUCTS, SERVICES AND PRICES MAY BE FOUND IN THE COMPANY'S PERIODIC FORM 10-Q AND FORM 10-K FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.